 EXHIBIT 99.1

MERIDIANBET GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Owners of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd (“Meridian Tech d.o.o.”) together with its consolidated subsidiaries, collectively, “Meridianbet Group”. (the Company) as of December 31, 2023, and 2022, and the related consolidated statements of operations and comprehensive income, owners’ equity, and cash flows for the year ended December 31, 2023, and 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022 and the results of its operations and its cash flows for the year ended December 31, 2023, and 2022 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition

As discussed in Note 2 to the financial statements, when another party is involved in providing goods or services to the Company’s clients, a determination is made as to who is acting in the capacity as the principal in the sales transaction.

Auditing management’s evaluation of agreements with customers involves significant judgment, given the fact that some agreements require management’s evaluation of principal versus agent.

To evaluate the appropriateness and accuracy of the assessment by management, we evaluated management’s assessment in relationship to the relevant agreements.

We have served as the Company’s auditor since 2023.

The Woodlands, TX

April 19, 2024

1

Meridianbet Group
Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$20,405,296	$13,109,447
Account receivable, net	2,674,967	2,192,287
Account receivable - related party, net	399,580	467,549
Taxes receivable	997,778	980,431
Inventory	133,905	122,238
Prepaid assets	328,400	499,369
Other current assets	1,989,476	1,566,394
Total current assets	26,929,402	18,937,715

Non-Current assets:
Goodwill & intangible assets, net	15,107,422	9,659,671
Property, plant & equipment, net	27,826,594	24,909,316
Investments	237,828	261,997
Deposits and prepaid assets	5,586,495	4,933,611
Operating lease right-of-use assets	4,147,375	4,839,534
Other non-current assets	17,864	49,765
Total non-current assets:	52,923,578	44,653,894

Total assets	$79,852,980	$63,591,609

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,751,562	$7,352,342
Current portion of operating lease liability	2,299,317	2,039,336
Due to the owners	-	137,114
Taxes payable	6,137,513	2,550,960
Due to related parties	12,605	3,200
Other current liabilities	581,644	504,665
Total Current liabilities	17,782,641	12,587,617

Non- Current liabilities:
Non-current portion of operating lease liability	1,795,870	2,570,567
Other non-current liabilities	287,920	1,368,577
Total non-current liabilities	2,083,790	3,939,144

Total liabilities	19,866,431	16,526,761

Owner's equity:
Additional paid in capital	3,045,729	3,045,729
Accumulated other comprehensive loss	(3,307,578)	(4,133,352)
Accumulated earnings (deficit)	59,296,675	47,393,096
Total owners' equity	59,034,826	46,305,473
Noncontrolling interests	951,723	759,375
Total equity	59,986,549	47,064,848
Total liabilities and equity	$79,852,980	$63,591,609

See accompanying notes to consolidated financial statements

2

Meridianbet Group
Consolidated Statements of Operations and Comprehensive Income

	Twelve Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2022

Sales	$92,993,521	$74,929,656
Cost of goods sold	(24,750,293)	(19,412,518)
Gross profit (loss)	68,243,228	55,517,138

Operating expenses
Selling, general and administrative expenses	17,148,059	13,799,495
Salaries and wages	14,591,220	11,126,742
Professional fees	2,024,135	1,948,138
Marketing expenses	12,190,153	7,377,461
Rents and utilities	5,691,895	4,774,564
Bad debt expense	304,358	516,908
Total operating expenses	51,949,820	39,543,308
Income from operations	16,293,408	15,973,830

Other income (expense)
Interest earned	97,820	32,565
Interest expense	(36,163)	(43,299)
Foreign exchange gain (loss)	72,459	74,265
Other income (expense)	1,572,256	1,053,421
Total other income (expense)	1,706,372	1,116,952

Net income before taxes	17,999,780	17,090,782

Income tax expense	4,104,894	1,114,837
Net income	$13,894,886	$15,975,945

Net income attributable to noncontrolling interest	192,348	191,088

Net income attributable to Meridianbet Group owners	$13,702,538	$15,784,857

Net income	13,894,886	15,975,945
Foreign currency translation adjustments	(825,774)	(1,406,000)
Comprehensive income (loss)	13,069,112	14,569,945
Less: Net income attributable to noncontrolling interest	(192,348)	(191,088)
Comprehensive income (loss) attributable to Meridianbet Group	$12,876,764	$14,378,857

See accompanying notes to consolidated financial statements.

3

Meridianbet Group
Consolidated Statement of Owners’ Equity

	Additional Paid In Capital	Share Capital Receivables	Accumulated Other Comprehensive Income (Loss)	Accumulated Earnings	Total Equity of Meridianbet	Non-controlling interest	Total Owners' Equity

Balances December 31, 2021	$3,045,729	$(1,575,593)	$(2,727,352)	$38,392,330	$37,135,114	$576,040	$37,711,154

Non-controlling interest						191,088	191,088
Other comprehensive income			(1,406,000)		(1,406,000)		(1,406,000)
Issuance of Share Capital Receivables		1,575,593			1,575,593		1,575,593
Dividends paid				(6,784,091)	(6,784,091)	(7,753)	(6,791,844)
Net income				15,784,857	15,784,857		15,784,857
Balances December 31, 2022	$3,045,729	$-	$(4,133,352)	$47,393,096	$46,305,473	$759,375	$47,064,848

Non-controlling interest						192,348	192,348
Other comprehensive income			825,774		825,774		825,775
Dividends paid				(1,798,959)	(1,798,959)		(1,798,959)
Net income				13,702,538	13,702,538		13,702,538
Balances December 31, 2023	$3,045,729	$-	$(3,307,578)	59,296,675	59,034,826	951,723	59,986,549

See accompanying notes to consolidated financial statements.

4

Meridianbet Group
Consolidated Statements of Cash Flow

	Twelve Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$13,894,886	$15,975,945
Adjustments to reconcile net income to cash provided by operating activities:
Amortization of intangible assets	1,898,027	1,152,753
Depreciation expense	3,519,083	3,451,054
Loss on valuation / impairment	(25,350)	(371,634)
Bad debt expense	304,358	516,908
Changes in operating assets and liabilities:
Changes in accounts receivable	(597,457)	350,755
Changes in accounts receivable - related party	67,969	(1,477)
Changes in taxes receivable	(17,347)	(670,852)
Changes in due from owners	-	130,346
Changes in prepaid expenses	171,854	(362,541)
Changes in other current assets	(587,313)	170,575
Changes in inventories	(11,667)	(52,362)
Changes in deposits	(653,769)	512,618
Changes in other non-current assets	31,901	(49,764)
Changes in accounts payable & accrued expenses	1,083,790	1,484,662
Changes in accounts payable - related party	9,405	(104,713)
Changes in taxes payable	850,969	420,771
Changes in other current liabilities	76,980	196,326
Changes in due to owners	(137,114)	(17,622)
Changes in other liabilities	(765,226)	(805,717)
Changes in taxes payable	2,735,583	(433,692)
Changes in right to use liability – current	259,981	1,887,080
Changes in right to use liability - non-current	1,579,968	(237,346)
Net cash provided by operating activities	$23,689,511	$23,142,073

Cash flows from investing activities
Cash paid for intangible assets	(7,345,778)	(3,227,848)
Cash received for investments	24,169	(15,115)
Cash paid for property, plant and equipment	(5,744,202)	(6,805,785)
Net cash provided by (used in) investing activities	$(13,065,811)	$(10,048,748)

Cash flows from financing activities:
Repayment on debt	-	(500,887)
Repayment of lease	(2,354,666)	(2,075,546)
Payments of dividends	(1,798,959)	(6,791,844)
Issuance of share capital	-	1,575,593
Net cash provided by (used in) financing activities	$(4,153,625)	$(7,792,684)

Foreign currency translation	$825,774	$(1,724,461)

Net increase (decrease) in cash and cash equivalents	7,295,849	3,576,180
Cash and cash equivalents at beginning of year	13,109,447	9,533,267
Cash and cash equivalents at end of year	$20,405,296	$13,109,447

Supplemental cash flows disclosures
Interest paid	$36,163	$43,299
Tax paid	$1,994,470	$1,176,087

See accompanying notes to consolidated financial statements.

5

Meridianbet Group

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION

Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd (“Meridian Tech d.o.o.”) (together with its consolidated subsidiaries, collectively, “Meridianbet Group”, “Meridian”, “MB”, “we”, “our”, “us”, or “Company”) is a private limited company formed and registered in and under the laws of the Republic of Serbia.  Its subsidiaries include Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro, Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta, and Meridian Gaming (Cy) Ltd, a company formed and registered in the Republic of Cyprus (collectively, the “Meridianbet Group”).  The owners of Meridianbet Group are Aleksandar Milovanović, Zoran Milošević and Snežana Božović who own 85%, 10% and 5% of Meridian Group, respectively. The Meridianbet Group operates online sports betting, online casino, and gaming operations and are currently licensed and operating in more than 15 jurisdictions across Europe, Africa and Central and South America.

The Meridianbet Group is a well-established brand and operator in the sports betting and gaming industry, spanning across 15 markets in Europe, Central and South America, and Africa. The companies employ approximately 1,100 personnel, operating both online (mobile and web) and via around 700 Meridianbet Group-owned or franchised betting shops, with a primary focus (in those shops) on sports betting, online casino games, and virtual games. Of those 700 shops, approximately 250 are owned by the Meridianbet Group (and their subsidiaries) and approximately 450 shops are owned by franchisees. This is complemented by a variety of slot machines and online casinos, eSports, fixed odds games, and other entertainment options, contingent on the regulatory parameters of the specific jurisdictions. While sports betting is a primary focus, Meridianbet’s Group online casino revenue has grown significantly over the past couple of years.

On January 11, 2023, the owners of the Meridianbet Group, (“Sellers”) entered into a Sale and Purchase Agreement of Share Capital (the “Original Purchase Agreement”) with Golden Matrix Group, Inc. (“GMGI”).  GMGI is incorporated and registered in the State of Nevada, in the United States of America, and operates as (i) an innovative provider of enterprise Software-as-a-Service (“SaaS”) solutions for online casino operators and online sports betting operators, commonly referred to as iGaming operators and, (ii) a provider of pay to enter prize competitions in the United Kingdom (UK).

The Original Purchase Agreement was amended and restated by the parties on June 28, 2023, by the entry into an Amended and Restated Sale and Purchase Agreement of Share Capital (the “Purchase Agreement”).  On September 27, 2023, the Sellers and GMGI entered into a First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital, dated September 22, 2023 (the “First Amendment”). Pursuant to the Meridianbet Purchase Agreement and the First Amendment, GMGI agreed to purchase, from the Sellers, 100% of the Company’s outstanding capital stock of each of the Meridianbet Group companies in consideration for:

(a)

a cash payment of $30 million, due at the closing of the Amended and Restated Meridian Purchase Agreement; however, with the consent of, and in the sole discretion of, the Sellers, up to $20 million of the $30 million required to be paid to the Sellers by GMGI at the closing of the Amended and Restated Purchase Agreement, may be paid from Meridianbet Group’s cash on hand at closing, including from the $10 million of cash the Sellers are required to have as of the Closing pursuant to the terms of the Amended and Restated Purchase Agreement;

(b)	82,141,857 restricted shares of GMGI’s common stock, with an agreed upon value of $3.00 per share, due at the Closing;
(c)	1,000 shares of a to be designated series of Series C preferred stock of GMGI, due at the Closing;
(d)

$5,000,000 in cash and 5,000,000 restricted shares of GMGI common stock, due within five business days following the six month anniversary of the Closing, if (and only if) GMGI has determined that the Sellers and Meridianbet Group are not then in default in any of their material obligations, covenants or representations under the Purchase Agreement, or any of the other transaction documents entered into in connection therewith;

(e)	$20,000,000 in cash, of which $10,000,000 is due 12 months after the date of the Closing and $10,000,000 is due 18 months after the date of the Closing; and
(f)

promissory notes in the aggregate amount of $15,000,000 issuable to the Sellers, due 24 months after the Closing. The Closing is required to occur prior to March 31, 2024, unless extended by the mutual consent of the parties. The transaction is described in greater detail below under “Note 23 – Sale and Purchase Agreement of Share Capital”.

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NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its subsidiaries which include:

•

Meridian Tech Društvo Sa Ograničenom Odgovornošću Beograd (Meridian Tech d.o.o.- Parent Co), a private limited company formed and registered in and under the laws of the Republic of Serbia, with direct subsidiaries of:

o	P&T Ltd (Serbia)
o	Meridian Tech (Bosnia)
o	Meridian Bet Brcko (Bosnia)
o	Expanse Studios (Serbia)
o	Meridian Tech (PYT) LTD (South Africa)

•

Društvo Sa Ograničenom Odgovornošću “Meridianbet” Društvo Za Proizvodnju, Promet Roba I Usluga, Export Import Podgorica, a private limited company formed and registered in and under the laws of Montenegro, with direct subsidiaries of:

o	Meridian WorldWide (Cyprus)
o	Bit Tech Ltd (Tanzania)

•	Meridian Gaming Holdings Ltd., a company formed and registered in the Republic of Malta, with direct subsidiaries of:

o	Meridian Gaming (Malta)
o	My Best Odds (Belgium)
o	Meridian Gaming (Peru)
o	Global Meridian Gaming (Curacao)
o	Meridian Global Consulting (Montenegro)

•	Fair Champions Meridian Ltd (Cyprus)Meridian Gaming (Cy) Ltd, a company formed and registered in the Republic of Cyprus

The descriptions of the ownership and the percentages of ownership are identified below.  All intercompany transactions and balances have been eliminated.

Company	Country	Ownership
Meridian Tech d.o.o. – Parent Company - Main	Serbia	100%
Subsidiary: P&T Ltd.	Serbia	100%
Subsidiary: Meridian Tech	Bosnia & Herzegovina	100%
Subsidiary: Meridian Bet Brcko	Bosnia & Herzegovina	100%
Subsidiary: Expanse Studios	Serbia	100%
Subsidiary: Meridian Tech (PYT) LTD	South Africa	100%
Meridianbet – Parent Company	Montenegro	100%
Subsidiary: Meridian WorldWide Ltd.	Cyprus	90%
Subsidiary: Bit Tech Ltd.	Tanzania	100%
Meridian Gaming Holdings Ltd. – Parent Company	Malta	100%
Subsidiary: Meridian Gaming Ltd.	Malta	100%
Subsidiary: My Best Odds BVBA	Belgium	100%
Subsidiary: Meridian Gaming S.A.C.	Peru	75.50%
Subsidiary: Global Meridian Gaming	Curacao	100%
Subsidiary: Fair Champions Meridian Ltd.	Cyprus	51%
Subsidiary: Meridian Global Consulting	Montenegro	100%
Meridian Gaming (CY) Ltd.	Cyprus	100%

7

Business Combination - Acquisitions of remaining interest in Meridian Tech d.o.o. (Bosnia & Herzegovina) and Meridian Gaming Holdings Ltd. (Malta)

•	Meridian Tech d.o.o. (Bosnia & Herzegovina)

Effective February 14, 2022, Meridian Tech d.o.o. (Serbia) acquired the remaining 23.65% of Meridian Tech d.o.o. (Bosnia & Herzegovina).  Meridian Tech d.o.o. (Serbia) now owns 100% of Meridian Tech d.o.o. (Bosnia & Herzegovina).

•	Meridian Gaming Holdings Ltd. (Malta)

Effective March 4, 2022, Aleksandar Milovanović, Zoran Milošević and Snežana Božović acquired Meridian Gaming Holdings Ltd. (Malta) and its subsidiaries.

 Formation of New Businesses

Effective March 1, 2022, Meridian Global Consulting doo (Montenegro) was formed whose operations include consulting activities related to business and management, and they are a subsidiary of Meridian Gaming Holdings Ltd. (Malta).

Effective November 11, 2022, Meridian Bet Brcko d.o.o. (Bosnia & Herzegovina) was formed whose operations include gambling and betting, and they are a subsidiary of Meridian Tech d.o.o. (Bosnia & Herzegovina).

Effective September 30, 2022, Expanse Studio Ltd. (Serbia) was formed whose operations include lease of computer games, and they are a subsidiary of Meridian Tech d.o.o. Serbia.

The Company accounts for business combinations using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, “Business Combinations”. Identifiable assets acquired, and liabilities assumed, in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. Any adjustments to the purchase price allocation are made during the measurement period, not exceeding one year from the acquisition date, in accordance with ASC 805. The Company recognizes any non-controlling interest in the acquired subsidiary at fair value. The excess of the purchase price and the fair value of non-controlling interest in the acquired subsidiary over the fair value of the identifiable net assets of the subsidiary is recognized as goodwill. Identifiable assets with finite lives are amortized over their useful lives. Acquisition-related costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include contingent liability, stock-based compensation, warrant valuation, accrued expenses and collectability of accounts receivable. The Company evaluates its estimates on an ongoing basis and bases its estimates on historical experience and on various other assumptions the Company believes to be reasonable. Due to inherent uncertainties, actual results could differ from those estimates.

We record exchange gains and losses resulting from the conversion of transaction currency to functional currency as a component of other income (expense).  The Company incurred foreign exchange gain of $72,459 and a $74,265 during the twelve months ended December 31, 2023, and 2022, respectively.

Fair Value of Financial Instruments

The Company has adopted the provisions of ASC Topic 820, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in US GAAP, and expands disclosures about fair value measurements. ASC 820 does not require any new fair value measurements, but it does provide guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

8

The hierarchy consists of three levels:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.
•

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company uses Level 3 input for its valuation methodology for its financial instruments.

Financial instruments consist principally of cash, accounts receivable, prepaid expenses, inventory, intangible assets, accounts payable, accrued liabilities, and deposits. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Foreign Currency Translation and Transactions

The functional currency of our foreign operations is generally the local currency. For these foreign entities, we translate their financial statements into the common currency of U.S. dollars using average exchange rates for the period for income statement amounts and using end-of-period exchange rates for assets and liabilities. We record these translation adjustments in Accumulated other comprehensive income (loss), a separate component of Equity, in our consolidated balance sheets. The Company has accumulated other comprehensive loss in amount of $3,307,578 and $4,133,352 as of December 31, 2023, and 2022, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company currently has no cash equivalents at December 31, 2023, and 2022.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. As of December 31, 2023, and 2022, the allowance for doubtful accounts was $203,676 and $143,899, respectively. During the twelve-month period ending December 31, 2023 and 2022, there was $304,358 and $516,908 of bad debt expense recorded, respectively.

Intangible Assets

Intangible assets are capitalized when a future benefit is determined. Intangible assets are amortized over the anticipated useful life of the intangible asset.

Software Development Costs

The Company capitalizes internal software development costs subsequent to establishing technological feasibility of a software application in accordance with guidelines established by ASC 985-20-25 “Costs of Software to Be Sold, Leased, or Marketed”, requiring certain software development costs to be capitalized upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Amortization of the capitalized software development costs begins when the product is available for general release to customers. Capitalized costs are amortized based on the straight-line method over the remaining estimated economic life of the product. During the twelve months ended December 31, 2023, and 2022, respectively, software development costs of $7,105,756 and $3,105,223, were incurred and capitalized.

9

Other intangible assets

Other intangible assets, including customer relationships, patents, and trademarks, that are acquired by the Company and have finite useful lives, are at cost less accumulated amortization and any accumulated impairment losses.  Costs incurred after the asset is placed in service are recognized in the income statement as incurred.

Impairment of Intangible Assets

In accordance with ASC 350-30-65 “Goodwill and Other Intangible Assets”, the Company assesses the impairment of identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important, which could trigger an impairment review include the following:

1.	Significant underperformance compared to historical or projected future operating results;
2.	Significant changes in the manner or use of the acquired assets or the strategy for the overall business; and
3.	Significant negative industry or economic trends.

When the Company determines that the carrying value of an intangible asset may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent to the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. Intangible assets that have finite useful lives are amortized over their useful lives. The Company incurred amortization expense of $1,898,027 and $1,152,753 during the twelve months ended December 31, 2023, and 2022, respectively.

Inventories

The Company’s inventory is composed of goods for retail bars.  Inventory is stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Costs include expenditures incurred in the normal course of business in bringing inventory to their present location and condition. Full provision is made for obsolete and slow-moving items. Net realizable value comprises actual or estimated selling price (net of discounts) less all costs to complete. Inventory was $133,905 and $122,238 at December 31, 2023, and 2022, respectively.

Property, Plant and Equipment

Plant and machinery, fixtures, fittings, and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed pursuant to the straight-line method over the useful life as follows:

Useful Life in Years
Land	40
Buildings	40
Slots and machines	10
Equipment & Furniture	4 to 10
Computers	3 to 5
Televisions	4
Investment in third party property, plant and equipment	5
Software	20
Licenses	up to 10
Other intangible assets	5

10

The depreciable life of leasehold improvements is limited by the expected lease term. Those leases with an indefinite or undefined lease period, a useful life of 5 years is assigned. Property, plant and equipment, net of depreciation, were $27,826,594 and $24,909,316 at December 31, 2023, and 2022, respectively.

Investments

The Company has investments in unconsolidated entities.  The investments are accounted for under the equity method whereby the initial investment is recognized at cost and the entities’ profits or losses are recorded in proportion to the Company’s percentage of ownership.  As of December 31, 2023, and 2022, the Company had $237,828 and $261,997 representing investments in in capital of Lottery RS (657 shares), Telekom Srpske (169,921 shares) and BH Telekom (15,228 shares).

 Revenue Recognition

The revenues of the Company are derived from sports betting (sportsbook, the exchange sports betting product and pari-mutuel betting products), fixed odds games betting, online games and online casino, peer-to-peer games including online bingo and online poker and franchise royalties based on the operating results of the franchisee. Revenues are recognized exclusive of value-added tax.

The Company generates 95% of its revenue from gambling and betting. Revenues are calculated on a net basis.

The core revenues of Meridianbet are:

•	Online sports betting
•	Online Casino
•	Retail sports betting
•	Retail Casino (Slot machines)
•	Additionally, of the total Meridianbet revenues, approximately 2% are derived from the sales of food at our bars and another 2% is derived from the B2B royalty programs.

The Company does not earn commissions related to gaming (online casino/slots) and betting; the revenue is the difference between the amount wagered and the payout to clients.

Pursuant to FASB Topic 606, Revenue Recognition, our company recognizes revenues by applying the following steps:

Step 1: Identify the contract with a customer.

Step 2: Identify the separate performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the separate performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenues from sportsbook betting activities represents the net gain or loss from betting activities in the period plus (where material) the gain or loss on the revaluation of open positions at period end and is stated net of the cost of customer promotions and bonuses incurred in the period. These positions are recognized initially at fair value and subsequently at fair value through profit or loss, within the revenue line; this represents the Company’s principal activity. Customer promotions (including free bets) and bonuses are deducted from sportsbook betting revenue. At each reporting period-end no fair value was recognized based on the materiality of the open positions.

Revenue from the exchange sports betting product represents commission earned on betting activity and is recognized on the date the outcome for an event is settled.

Meridianbet offers various incentives to build loyalty, encourage and engage users on the platforms, the costs of incentives are recorded as a reduction to the amount recognized as revenue for service fees.

Revenue from pari-mutuel betting products represents a percentage of stake and is recognized on settlement of the event and is stated net of customer promotions and bonuses in the period.

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Revenue from fixed odds games and the online casinos represents net winnings (“customer drop”), being amounts staked net of customer winnings, and is stated net of customer promotions and bonuses incurred in the period.

Revenue from peer-to-peer games represents commission income (“rake”) and tournament fees earned from games completed by the period end and is stated net of the cost of customer promotions and bonuses incurred in the period.

Revenue from business-to-business services represents royalty income based on the financial performance of the franchisee.

Other Income

As of December 31, 2023, and 2022, the Other income accounts was $1,572,256 and $1,053,421, respectively, and is related to income from marketing services for third-party advertising in Meridian betting shops, sale of fixed assets, VAT refunds, income from compensation for damages, income from reduction of liabilities and other income that is not directly related to the company's core activity.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company incurred current income tax expenses of $1,476,597 and $1,176,087, deferred income taxes of $94,119 and $(61,250), and accrued VAT tax expense of $2,534,178 (please see Note 21 and Note 22), directly related to its operations, for a net income tax expense of $4,104,894 and $1,114,837 each, at the income tax rates outlined below, during the twelve months ended December 31, 2023, and 2022, respectively.  The Company has deferred tax assets of $0 and $0, deferred tax liabilities of $208,779 and $68,236, and accrued income tax liabilities of $1,262,921 and $1,061,516, each at December 31, 2023, and 2022, respectively.

Income Tax Rates by Country of Operations

Country of Operations	2023 Income Tax Rate	2022 Income Tax Rate
Serbia	15%	15%
Montenegro	9-15%	9%
Bosnia and Herzegovina	10%	10%
Malta	35%	35%
Cyprus	12.5%	12.5%
Belgium	25%	25%
Curacao	22%	22%
Peru	29.5%	29.5%

Dividends

Dividends are distributions that were paid to the owners of the Company for the years ended December 31, 2023, and 2022 in the amounts of $1,798,958 and $6,791,844, respectively.  The dividend distributions were paid in cash.

Recently Issued Accounting Pronouncements

The Company does not believe that any recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

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NOTE 3 – ACCOUNTS RECEIVABLE, NET

Accounts receivable are carried at their estimated collectible amounts. The balance is composed of trade accounts receivable and advances that are periodically evaluated for collectability based on past credit history with customers and their current financial condition.

             Trade receivables are generated mostly from receivables from the franchise partners for B2B services, Agents for unpaid retail revenue and receivables from the payment providers.

The Company has accounts receivable of $2,674,967 and $2,192,287 as of December 31, 2023, and 2022, respectively (net of allowance for bad debt of $203,676 and $143,899, respectively).

The largest amount of receivables, $1,506,412 and $1,246,080 as of December 31,2023, and 2022, respectively, refers to receivables from payment providers in Bosnia. These receivables are settled regularly.

Receivables related to B2B services amount to $93,910 and $365,312 as of December 31,2023, and 2022, respectively.

NOTE 4 – ACCOUNTS RECEIVABLE - RELATED PARTY

Accounts receivable-related party are carried at their estimated collectible amounts. Related party accounts receivable is periodically evaluated for collectability based on past credit history and their current financial condition. The Company has accounts receivable, from several related parties including Top Level doo Serbia, Network System Development, MG Canary, Ino Network.

The accounts receivable-related party amounts to $399,580 and $467,549 as of December 31, 2023, and 2022, respectively. The largest amount of receivables from related parties in the amount of $340,049 refers to the company Top Level d.o.o. Serbia, in which Meridianbet Group has no ownership interest or control, but individual shareholders.

NOTE 5 – TAXES RECEIVABLE

Taxes receivable mainly include stamps, duties, local taxes assets and corporate income taxes.  Taxes receivable are $997,778 and $980,431 as of December 31, 2023, and 2022, respectively. The components of taxes receivable are as follows:

	As of December 31, 2023	As of December 31, 2022
Corporate income taxes receivable	722,260	500,731
VAT refund receivables	225,178	464,174
Municipality taxes refund receivable	50,340	15,234
Property taxes	-	292
Total taxes receivable	997,778	980,431

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 NOTE 6 – PREPAID EXPENSES

The balances of prepaid expenses are $328,400 and $499,369 as of December 31, 2023, and 2022, respectively. The components of prepaid expenses are as follows:

	As of December 31, 2023	As of December 31, 2022
Prepaid rent	39,850	86,744
Prepaid license	182,746	344,483
Prepaid sponsorship/advertising	102,318	41,890
Other prepayments	3,486	26,252
Total prepaid assets	328,400	499,369

NOTE 7 – OTHER CURRENT ASSETS

As of December 31, 2023, and 2022, other current assets are $1,989,476 and $1,566,394, respectively. The components of other current assets are as follows:

	As of December 31, 2023	As of December 31, 2022
Other current receivables	1,849,666	1,380,772
Deferred taxes & accrued income	288,712	206,230
Employee receivables	241,513	198,880
Other current investments	10,158	9,837
Dividend receivable	-	7,017
Allowance for bad debt	(400,573)	(236,342)
Total other current assets	1,989,476	1,566,394

Other Current receivables include government refund for maternity leave payments made, interest receivables, employee advances and, receivables for thefts and damages.

 NOTE 8 – ACQUISITIONS

Related Party Asset Acquisition

•	Meridian Tech d.o.o. (Bosnia & Herzegovina)

On January 13, 2022, and effective February 14, 2022, Meridian Tech d.o.o. (Serbia) entered into a Sale and Purchase Agreement to acquire the remaining 23.65% of Meridian Tech d.o.o. (Bosnia & Herzegovina), a limited liability company formed under the laws of Bosnia & Herzegovina from Aleksandar Milovanovic, Zoran Milosevic and Snezana Bozovic for EUR 257,500 (USD $293,447). As of December 31, 2023, a balance of $152,354 remains unpaid. Meridian Tech d.o.o. (Serbia) now owns 100% of Meridian Tech d.o.o. (Bosnia & Herzegovina).

In accordance with FASB ASC Section 805, “Business Combinations”, the Company has accounted for the Purchase Agreement transaction as a business combination using the acquisition method. Due to the continuity of operations that will remain after the acquisition, the acquisition was considered the acquisition of a “business”.

The Company accounts for business combinations in accordance with FASB ASC 805, “Business Combinations”. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined.

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As described more fully in “NOTE 2 – SUMMARY OF ACCOUNTING POLICIES”, the assets and liabilities of Meridian Tech d.o.o. (Bosnia & Herzegovina) have been recorded at their fair value at the acquisition date and are included in the Company’s consolidated financial statements.

During the twelve months ended December 31, 2023, Meridian Tech d.o.o. (Bosnia & Herzegovina) contributed revenues of $11,957,968 and net income attributable to the Company of $2,459,289.

•	Meridian Gaming Holdings Ltd. (Malta)

Effective May 3, 2022, Aleksandar Milovanović, Zoran Milošević and Snežana Božović acquired 100% of the ordinary issued share capital (1,200 Ordinary Shares) of Meridian Gaming Holdings Ltd. (Malta).and its subsidiaries.

Pursuant to the Sales and Purchase Agreement, the Company agreed to pay the sellers EUR 246,252 (USD $272,860) for 100% of Meridian Gaming Holdings Ltd. (Malta). The consideration was paid on December 31, 2022.

In accordance with FASB ASC Section 805, “Business Combinations”, the Company has accounted for the Purchase Agreement transaction as a business combination using the acquisition method. Due to the continuity of operations that will remain after the acquisition, the acquisition was considered the acquisition of a “business”.

The Company accounts for business combinations in accordance with FASB ASC 805, “Business Combinations”. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined.

As described more fully in “NOTE 2 – SUMMARY OF ACCOUNTING POLICIES”, the assets and liabilities of Meridian Gaming Holdings Ltd. (Malta) have been recorded at their fair value at the acquisition date and are included in the Company’s consolidated financial statements.

During the twelve months ended December 31, 2023, Meridian Gaming Holdings Ltd. (Malta) contributed revenues of $0 and net loss attributable to the Company of $(2,551).

Formation of New Businesses - Meridian Bet Brcko d.o.o. (Bosnia & Herzegovina), Expanse Studio Ltd. (Serbia), Meridian Tech South Africa Ltd (South Africa)

•	Meridian Bet Brcko d.o.o. (Bosnia & Herzegovina)

Effective November 11, 2022, Meridian Bet Brcko d.o.o. (Bosnia & Herzegovina) was formed whose operations include gambling and betting, and they are a subsidiary of Meridian Tech Ltd. Bosnia.

During the twelve months ended December 31, 2023, Meridian Bet Brcko d.o.o. (Bosnia & Herzegovina) contributed revenues of $1,103 and net loss attributable to the Company of $(27,392).

•	Expanse Studio Ltd. (Serbia)

Effective September 11, 2022, Expanse Studio Ltd. (Serbia) was formed whose operations include Lease of computer games, and they are a subsidiary of Meridian Gaming Ltd. Malta.

During the twelve months ended December 31, 2023, Expanse Studio Ltd. (Serbia) contributed revenues of $103,178 and net loss attributable to the Company of $(24,191).

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•	Meridian Tech South Africa Ltd (South Africa)

Effective April 26, 2021, Meridian Tech South Africa Ltd (South Africa) was formed whose operations include gambling and betting, and they are a subsidiary of Meridian Tech Ltd. Serbia.

During the twelve months ended December 31, 2023, Meridian Tech South Africa Ltd (South Africa) contributed revenues of $168 and net loss attributable to the Company of $(33,404).

NOTE 9 – INTANGIBLE ASSETS – GOODWILL, SOFTWARE DEVELOPMENT COSTS, TRADEMARKS

In connection with the acquisition of Bit Tech Tanzania, during the year ended December 31, 2021, the Company recognized $724,800 of other intangible assets related to the retail agent partner relationships of $142,505 and online customer relationships of $440,172. Other intangible assets are amortized over 5 years.

Software represents software licenses as well as the costs of internally developed gaming software. Capitalized software costs are amortized based on the straight-line method over the remaining estimated economic life of the product. During the twelve months ended December 31, 2023, and 2022, respectively, software development costs of $2,802,421 and $1,538,074, were incurred and capitalized.

Intangible construction in process mainly represents the development of new software in Montenegro for a sports betting platform. During the twelve months ended December 31, 2023, and 2022, respectively, costs of $4,303,335 and $1,567,149, were incurred and capitalized.

Licenses relate to operational gaming licenses issued in Bosnia and Cyprus. Software mainly relates to internally developed gaming software.

Intangible assets related to software and website are amortized on a straight-line basis over their expected useful lives, estimated to be 5 years.

Amortization expenses related to intangible assets were $1,898,027 and $1,152,753 for the twelve months ended December 31, 2023, and 2022, respectively. Accumulated amortization was $6,870,544 and $4,972,518 as of December 31, 2023, and 2022, respectively.

The following table details the carrying values of the Company’s intangible assets:

	As of December 31, 2023	As of December 31, 2022
Intangible construction in process	9,781,785	5,478,451
Licenses	722,356	526,008
Software	9,973,079	7,170,658
Trademarks and tradenames	994	965
Other intangible assets	1,499,752	1,456,107
Gross intangible assets	21,977,966	14,632,189
Less: accumulated impairment and amortization
Licenses amortization	(431,023)	(306,963)
Software amortization	(5,664,443)	(4,204,349)
Trademarks and tradenames amortization	(207)	(105)
Other intangible assets amortization	(774,872)	(461,101)
Total accumulated impairment and amortization	(6,870,544)	(4,972,518)
Net intangible assets	15,107,422	9,659,671

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NOTE 10 – PROPERTY, PLANT AND EQUIPMENT

                Property, plant and equipment, net, consists of the following for the periods indicated:

	As of December 31, 2023	As of December 31, 2022
Land	27,703	26,813
Buildings, net	6,728,697	6,375,228
Slots and machines, net	11,279,087	10,807,630
Equipment, net	3,235,175	2,797,439
Computers, net	1,697,479	1,672,926
Televisions, net	368,414	320,169
Property, plant and equipment construction in process	893,354	123,870
Investment in third party property, plant and equipment	1,975,460	1,683,997
Advances for property, plant and equipment	1,621,225	1,101,244
Total property, plant and equipment, net	27,826,594	24,909,316

Investment in third party property is leasehold improvements in rented premises for retail betting.

Advances for property, plant and equipment represents the purchase of the premises in Montenegro. These premises are still in the process of construction.

As of December 31, 2023, and 2022, depreciation expenses are $3,519,083 and $3,451,054, respectively.

NOTE 11 –DEPOSITS AND PREPAID ASSETS

As of December 31, 2023, and 2022, deposits and prepaid assets are $5,586,495 and $4,933,611, respectively. The components of deposits and prepaid assets are as follows:

	As of December 31, 2023	As of December 31, 2022
Deposits for rent	170,371	168,226
Deposits for retail betting	2,413,488	1,864,593
Deposits for retail casino	668,236	646,767
Deposits for internet betting	1,035,558	993,685
Other prepayments	9,287	10,172
Other deposits	1,289,555	1,250,168
Total deposits and prepaid assets	5,586,495	4,933,611

Betting and casino deposits are long term deposits held with the following banks: NLB Komercijalna bank, EFG-Direktna bank, Halk bank, Bank Postanska Stedionica, Fibank, as security for the permission granted to operate in particular region.

Other deposits are long term deposits with EFG Direktna bank and Nova bank for open credit lines and e-commerce services.

The deposits with NLB Komercijalna bank accrues and pays interest at the rates of 1.0% and 1.9% per annum.

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NOTE 12 –OPERATING LEASE RIGHT-OF-USE ASSETS AND LIABILITIES

Under ASU No. 2016-02, Leases (Topic 842), lessees are required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The standard was adopted using a modified retrospective approach.

The Company (through its subsidiaries and affiliates) has entered into operating leases, the Company have also few financing lease agreements. As the rate implicit in each lease is not readily determinable, The Company uses its incremental borrowing rate based on information available at commencement to determine the present value of the lease payments. Right-of-use asset and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease term is typically assessed at 5 years.

The lease cost for the twelve months ended December 31, 2023, and 2022 was $3,085,475 and $2,590,793, respectively.

As of December 31, 2023, and 2022, the right-of-use asset is $4,147,375 and $4,839,534, respectively, and there was also a current lease liability of $2,299,317 and $2,039,336, respectively and a non-current lease liability of $1,795,870 and $2,570,567, respectively.

Maturities of lease liabilities as of December 31, 2023, were as follows:

Operating Lease
2024	2,465,203
2025	764,002
2026	559,818
2027	346,069
2028	84,908
Thereafter	-
Total lease payments	4,220,000
Less imputed interest	124,813
Present value of lease liability	4,095,187

NOTE 13 – DUE TO OWNERS

Due to owners includes amounts payable to the minority owners of Fair Champion Meridian Cyprus in the amounts of $0 and $137,114, as of December 31, 2023, and 2022, respectively.

 NOTE 14 – TAXES PAYABLE

The taxes payable includes tax amounts due for stamps, duties, corporate income tax and deferred tax liabilities as noted below:

As of December 31, 2023, and 2022, taxes payable are $6,137,513 and $2,550,960, respectively. The components of taxes payable are as follows:

	As of December 31, 2023	As of December 31, 2022
Stamps, duties and other taxes	4,665,813	1,421,206
Corporate income tax payable	1,262,921	1,061,516
Deferred tax liabilities	208,779	68,238
Total taxes payable	6,137,513	2,550,960

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Significant increase in Stamps, duties and other taxes are related to the VAT liabilities in Montenegro. Please see Note 17 - Contingent Liability.

NOTE 15 – DUE TO RELATED PARTIES

The due to related parties represents the amount payable to entities where the Group has no majority interest and that are not included in consolidation are debt.  The amounts are for renting premises and short-term loans. As of December 31, 2023, and 2022, the due to related parties amounted to $12,605 and $3,200, respectively.

NOTE 16 – OTHER LIABILITIES

Other Current Liabilities

As of December 31, 2023, and 2022, other current liabilities are $581,644 and $504,663, respectively. The components of other current liabilities are as follows:

	As of December 31, 2023	As of December 31, 2022
Staff costs payable	444,962	299,171
Other current payables	80,238	198,473
Rent deposits received	4,140	7,019
Bank overdraft	52,304	-
Total other current liabilities	581,644	504,663

Other current payables include any amounts due to parties that do not meet the requirements to be classified as accounts payable, such as interest payable, fines, penalties, employee receivables, fees etc.

 Other Non-Current Liabilities

As of December 31, 2023, and 2022, other current liabilities are $287,920 and $1,368,577, respectively. The components of other non-current liabilities are as follows:

	As of December 31, 2023	As of December 31, 2022
Leases payable	3,242	30,218
Retirement benefits	15,206	14,666
Other non-current liabilities	269,472	1,323,693
Total other non-current liabilities	287,920	1,368,577

Other non-current liabilities of $269,472 and $1,323,693, are the long-term portion of the contractual liabilities to suppliers related to the purchase of the equipment (slot machines). The decrease of $1,080,657, from December 31, 2023, to December 31, 2022, is attributable to the paydown of the debt with suppliers.

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NOTE 17 – CONTINGENT LIABILITY

On February 6, 2024, the Company was notified by the Montenegro Tax Administration, Sector for Large Taxpayers, that Meridianbet Montenegro DOO (Montenegro) was being assessed Value Added Tax (VAT) of $2,534,178 (EUR 2,293,892) on services invoiced from an unrelated third-party Serbian software developer for software services.  Montenegro is in the gaming and gambling business and, as such, it is not subject VAT in Montenegro.  However, the Company has accrued $2,534,178 (EUR 2,293,892) in VAT Taxes as a contingency for the exposure to VAT in Montenegro.  Montenegro is appealing the notice and believes that it will succeed in the appeal; the appeal is to occur by October 2024.

NOTE 18 – RELATED PARTY TRANSACTIONS

All related party transactions have been recorded at the amount of consideration established and agreed to by the related parties.

Business Combination - Acquisition of remaining interests in Meridian Tech d.o.o. (Bosnia & Herzegovina) and Meridian Gaming Holdings Ltd. (Malta)

Meridian Tech d.o.o. (Bosnia & Herzegovina)

On January 13, 2022, and effective on February 14, 2022, the Company entered into a Sales and Purchase Agreement to acquire the remaining 23.65% ownership interest in Meridian Tech d.o.o. (Bosnia & Herzegovina), a limited liability company formed under the laws of Bosnia & Herzegovina, from Aleksandar Milovanovic, Zoran Milosevic and Snezana Bozovic for EUR 257,500 (USD $293,447). As of December 31, 2023, a balance of $152,354 remains unpaid. Meridian Tech d.o.o. (Serbia) now owns 100% of Meridian Tech d.o.o. (Bosnia & Herzegovina).

Meridian Gaming Holdings Ltd. (Malta)

Effective May 3, 2022, Aleksandar Milovanović, Zoran Milošević and Snežana Božović acquired 100% of the ordinary issued share capital (1,200 Ordinary Shares) of Meridian Gaming Holdings Ltd. (Malta).and its subsidiaries.

Pursuant to the Sales and Purchase Agreement, the Company agreed to pay the sellers EUR 246,252 (USD $272,860) for 100% of Meridian Gaming Holdings Ltd. (Malta). The consideration was paid on December 31, 2022.

Paid dividends

Name	Dividends Paid January 1, 2023 to December 31, 2023	Dividends Paid January 1, 2022 to December 31, 2022
Aleksandar Milovanović	830,701	4,201,029
Zoran Milošević	839,553	1,202,759
Snežana Božović	92,858	659,727
Other dividends paid	35,847	728,329
Total	1,798,959	6,791,844

For other related party transactions see Note 4, Note 13 and Note 15.

NOTE 19 – EQUITY

The Company has not issued shares of common stock; instead, the Meridianbet Group is a European private limited liability company whose owners are Aleksandar Milovanović, Zoran Milošević and Snežana Božović.

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NOTE 20 – SEGMENT REPORTING AND GEOGRAPHIC INFORMATION

We operate our business in five operating segments which include:

•	Retail Sports Betting/Retail Casino
•	Online Sports Betting
•	Online Casino
•	B2B Royalty
•	Bars

All operating segments have been aggregated due to their inter-dependencies, commonality of long-term economic characteristics, products and services, the production processes, class of customer, and distribution processes.

For geographical revenue reporting, revenues are attributed to the geographic location in which the operations are located.

Long-lived assets consist of property, plant and equipment, net, intangible assets, lease right-of-use assets, and goodwill, and are attributed to the geographic region in which they are located.

The following is a summary of revenues by products for the indicated periods (as a percentage of total revenues):

Description	For the Twelve Months Ended December 31, 2023		For the Twelve Months Ended December 31, 2022
Revenues:	$	%	$	%
Retail Sports Betting/Retail Casino	22,368,949	24%	22,488,421	30%
Online Sports Betting	33,455,904	36%	27,399,269	37%
Online Casino	34,403,393	37%	21,596,129	29%
B2B Royalty	909,123	1%	2,000,901	3%
Bars	1,856,152	2%	1,444,936	2%
Total	92,993,521	100%	74,929,656	100%

The following is a summary of revenues by geographic region, for the indicated periods (as a percentage of total revenues):

Description	For the Twelve Months Ended December 31, 2023		For the Twelve Months Ended December 31, 2022
Revenues:	$	%	$	%
Serbia	45,929,985	49%	36,590,344	49%
Bosnia	11,957,968	13%	8,543,356	11%
Montenegro	13,291,661	14%	10,184,311	14%
Other	21,813,907	23%	19,611,645	26%
Total	92,993,521	100%	74,929,656	100%

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The following is a summary of cost of goods sold by products for the indicated periods (as a percentage of total cost of goods sold):

Description	For the Twelve Months Ended December 31, 2023		For the Twelve Months Ended December 31, 2022
Cost of Goods Sold:	$	%	$	%
Retail Sports Betting/Retail Casino	5,953,512	24%	5,826,223	30%
Online Sports Betting	8,904,313	36%	7,098,508	37%
Online Casino	9,156,488	37%	5,595,051	29%
B2B Royalty	241,964	1%	518,387	3%
Bars	494,016	2%	374,349	2%
Total	24,750,293	100%	19,412,518	100%

The following is a summary of cost of goods sold (COGS) by geographic region, for the indicated periods (as a percentage of total cost of goods sold):

Description	For the Twelve Months Ended December 31, 2023		For the Twelve Months Ended December 31, 2022
Cost of Goods Sold:	$	%	$	%
Serbia	7,861,188	32%	7,358,216	38%
Bosnia	2,809,160	11%	2,070,055	11%
Montenegro	684,283	3%	661,864	3%
Other	13,395,662	54%	9,322,383	48%
Total	24,750,293	100%	19,412,518	100%

                 Long-lived assets by geographic region as of the dates indicated below were as follows:

Description	As of December 31, 2023	As of December 31, 2022
Long-lived assets:	$	$
Serbia	30,923,542	27,586,057
Bosnia	1,818,254	1,509,508
Montenegro	15,725,506	11,341,049
Other	15,998,655	5,424,250
Total	64,465,957	45,860,865

 NOTE 21 – INCOME TAXES

The statutory rate of tax is the aggregated rate of local taxes paid in each operational jurisdiction. Rates range between 9% and 35% (see NOTE 2 – SUMMARY OF ACCOUNTING POLICIES, Income Taxes). The Meridianbet Group’s reconciliation of effective tax rate is based on its parent company (Meridian Tech d.o.o. (Serbia)) tax rate (i.e., 15%), with reconciling items due to tax rates applied by Meridianbet Group companies in other jurisdictions.

Factors that affect the future tax rates are predominantly the Government fiscal policies in each jurisdiction.  The Company is not aware of any proposed material changes to fiscal policies.

22

The Company’s corporate income tax expense is as follows:

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Current corporate income tax expense	1,476,597	1,176,087
VAT tax expense	2,534,178	-
Deferred corporate income tax expense / (income)	94,119	(61,250)
Total corporate income tax	4,104,894	1,114,837

Reconciliation of the Company’s income taxes is as follows:

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Net income before taxes	17,999,780	17,090,782
Average statutory tax rate	15%	15%
Total corporate income tax	2,699,967	2,563,617
Adjustments to corporate income tax
Currency translation	15,423	24,710
Tax effects on permanent difference	25,843	4,706
Tax effects on temporary difference	316,836	300,493
Effect of tax rates in foreign jurisdictions	(116,721)	(195,846)
Tax credits utilized in the current period	(1,464,750)	(1,521,594)
Current corporate income tax	1,476,597	1,176,087
Effective tax rate	8.20%	6.88%

The Company had income tax expenses of $4,104,894 and $1,114,837, during the twelve months ended December 31, 2023, and 2022, respectively.  The Company has no deferred tax assets, deferred tax liabilities of $208,779 and $68,236 and accrued income tax liabilities of $1,262,921 and $1,061,516 each at December 31, 2023, and 2022, respectively. Accrued VAT tax expense amount to $2,534,178 at December 31, 2023 (please see Note 17).

Each company in the Meridian Group pays income tax to tax authorities at the local level, in its own country, not at the consolidated level.

For all companies in the Meridian group, it is important that VAT is not calculated on gaming services, but all companies in the Meridian group pay VAT on the services of suppliers, for their products and services.

The exception is Malta, which does not charge VAT for invoices from suppliers when it comes to gaming services.

Meridian Tech Ltd.

In Serbia Income tax is paid to the tax administration - the Ministry of the Republic of Serbia. Income tax is paid in advance, monthly, based on the submitted tax return for the previous year. Advance payment for profit tax is paid by the 15th of the month for the previous month. The deadline for submitting the tax return for the completed business year is 28, June of the current year, when the difference that is paid for the previous year is determined. VAT is paid by the 15th of the month for the previous month. The VAT rate is 20%.

Meridianbet Montenegro

Profit tax is paid to the Tax Administration of Montenegro. Corporate income tax is paid by 31, March. for the previous year. This tax is paid annually. The VAT rate is 21%.

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Meridian Tech Bosnia

Profit tax is paid to the Public Revenue of the Republic of Srpska. It is paid monthly in advance throughout the year, and the difference is paid after the final statements for the current year. VAT rate is 17%.

Bit Tech Tanzania

Gaming companies in Tanzania are exempt from paying profit tax. VAT rate is 18%

Meridian Gaming (CY) Cyprus

Income tax is paid to the Tax revenue service in Cyprus, once every 6 months. VAT rate is 19%.

Meridian Gaming Peru

Income tax is paid to SUNAT, once a month. At the end of the year, an adjustment is made for the difference that appears. VAT rate is 18%.

NOTE 22 - COMMITMENTS AND CONTINGENCIES

The Company may be involved, from time to time, in litigation or other legal claims and proceedings involving matters associated with or incidental to our business, including, among other things, matters involving breach of contract claims, and other related claims and vendor matters; however, none of the aforementioned matters are currently pending, except as discussed below. The Company believes that we are not exposed to matters that will individually, or in aggregate, have a material adverse effect on our financial condition or results of operations.

Notwithstanding the above, the outcome of litigation is inherently uncertain. If one or more legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s financial condition and operating results for that reporting period could be materially adversely affected.

NOTE 23 – Sale and Purchase Agreement of Share Capital

On January 11, 2023, the owners of the Meridianbet Group, (“Meridian Sellers”) entered into a Sale and Purchase Agreement of Share Capital (the “Original Purchase Agreement”) with Golden Matrix Group, Inc. (“GMGI”).  GMGI is incorporated and registered in the State of Nevada, in the United States of America, and operates as (i) an innovative provider of enterprise Software-as-a-Service (“SaaS”) solutions for online casino operators and online sports betting operators, commonly referred to as iGaming operators and, (ii) a provider of pay to enter prize competitions in the United Kingdom (UK).

Subsequent to the parties’ entry into the Original Purchase Agreement, the parties continued to discuss the consideration payable by the Company to the Meridian Sellers, the breakdown between cash and equity of such consideration, the timing for the payment of such consideration, and the number of closings, and after such discussions, the parties determined to amend and restate the Original Purchase Agreement, to adjust such consideration breakdown, the timing of payments in connection therewith, the number of closings, to extend certain required deadlines set forth in the Original Purchase Agreement, and make various other changes to the Original Agreement.

In connection therewith, on June 28, 2023, the Meridian Sellers and GMGI entered into an Amended and Restated Sale and Purchase Agreement of Share Capital dated June 27, 2023, and on September 27, 2023, the Meridian Sellers and GMGI entered into a First Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital dated September 22, 2023, (the Amended and Restated Sale and Purchase Agreement of Share Capital, as amended from time to time, including by the First Amendment, the “Meridian Purchase Agreement”), the terms of which are discussed herein.

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Pursuant to the Meridian Purchase Agreement, the Meridian Sellers agreed to sell us 100% of the outstanding capital stock of each of the Meridian Companies (the “Meridian Purchase”) in consideration for (a) a cash payment of $30 million, due at the closing of the acquisition (the “Closing”), of which up to $20 million of such amount may be paid after Closing, from cash on hand of the Meridian Companies at Closing, including from the available cash the Meridian Companies are required to have at the Closing under the Meridian Purchase Agreement, as long as after the payment thereof to Meridian Sellers, the Meridian Companies will not be insolvent or left with inadequate cash to pay their debts, bills, and other liabilities as they become due, in the ordinary course of business, subject to the approval, in their sole discretion, of the Meridian Sellers (the amount of Meridian Companies closing cash allocated to the Closing cash payment, the “Allocated Closing Cash Portion”); (b) 82,141,857 restricted shares of the Company’s common stock (the “Closing Shares”), with an agreed upon value of $3.00 per share, due at the closing of the acquisition; (c) 1,000 shares of a to be designated series of Series C preferred stock of the Company, discussed in greater detail below (the “Series C Voting Preferred Stock”), due at the closing of the acquisition; (d) $5,000,000 in cash and 5,000,000 restricted shares of Company common stock (the “Post-Closing Contingent Shares”), due within five business days following the six month anniversary of the Closing if (and only if) the Company has determined that: the Meridian Sellers and their affiliates are not then in default in any of their material obligations, covenants or representations under the Meridian Purchase Agreement, or any of the other transaction documents entered into in connection therewith (the “Contingent Post-Closing Consideration”); (e) $20,000,000 in cash, of which $10,000,000 is due 12 months after the date of the Closing and $10,000,000 is due 18 months after the date of the Closing (the “Non-Contingent Post-Closing Consideration”); and (f) promissory notes in the amount of $15,000,000 (the “Promissory Notes”), due 24 months after the Closing.

The Closing is required to occur prior to March 31, 2024, or such other later date as may be approved by the mutual consent of the parties, subject to an Automatic Closing Date Extension, as discussed below.

The amount of the Allocated Closing Cash Portion is subject to the approval, in their sole discretion, of the Meridian Sellers (provided that such amount cannot be less than $1.00 or more than $20 million). Pursuant to the Meridian Purchase Agreement, GMGI is required to provide the Meridian Sellers at least 10 days’ prior notice of the amount of the cash on hand of the Meridian Companies that GMGI desires to be the Allocated Closing Cash Portion and the expected closing date. Thereafter, the Meridian Sellers have 10 days to either (a) accept such amount and move towards closing on the date requested by GMGI, or (b) reject such amount by designating a lesser amount. Any amount of Allocated Closing Cash Portion agreed to by the Meridian Sellers will reduce, on a dollar for dollar basis, the amount of cash consideration required to be delivered by GMGI to the Meridian Sellers at Closing.

In the event the Meridian Sellers reject GMGI’s requested Allocated Closing Cash Portion, GMGI has no liability for its failure to close the Purchase by the date set forth in its initial notice, based on the failure to pay the cash consideration due at Closing, and GMGI has 45 days from the previously disclosed expected closing date to obtain sufficient funding for Closing, which 45 day period will also extend the required Closing date (currently March 31, 2024) in the event that the required Closing date would fall prior to the end of the 45 day period, and instead the last day of the 45 day period (beginning on the previously disclosed expected Closing date), would be the new required closing date under the Meridian Purchase Agreement (an “Automatic Closing Date Extension”). GMGI is required to use commercially reasonable efforts to promptly raise funding to pay the amount of any deficiency in closing cash during the extension period. The Meridian Sellers are required to close the Purchase within five business days of GMGI obtaining sufficient capital to pay the closing payment, in the event all of the other conditions to Closing have been, or will be, satisfied as of such date.

The Meridian Purchase Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of Golden Matrix common stock or Series C Voting Preferred Stock that the Meridian Sellers will be entitled to receive for changes in the market price of Golden Matrix common stock. Accordingly, the market value of the shares of Golden Matrix common stock issued pursuant to the Meridian Purchase Agreement will depend on the market value of the shares of Golden Matrix common stock at the time the Meridian Purchase Agreement closes, and could vary significantly from the market value on the date the Meridian Purchase Agreement was entered into and/or the date of this Report.

To the extent that any term sheet, letter of intent or other agreement or understanding relating to up to $30,000,000 in financing raised by, or attempted to be raised by, GMGI, for the purpose of paying the cash payable to the Meridian Sellers at the Closing (the “Required Financing”) includes any break-fee, termination fee, or other expenses payable by GMGI upon termination thereof, to the proposed lender, financier, investment bank or agent (each a “Break-Fee”), despite the parties’ best efforts to avoid such a requirement, each of GMGI and Meridian Sellers shall be responsible for 50% of any such Break-Fee.

The Closing contemplated by the Meridian Purchase Agreement is expected to occur in the first calendar quarter of 2024, subject to satisfaction of customary closing conditions, including approval of the transactions contemplated by the Meridian Purchase Agreement, and the issuance of the shares of common stock issuable pursuant to the terms of the Meridian Purchase Agreement, by the stockholders of GMGI at a special meeting of stockholders of GMGI. The conditions to the closing of the Meridian Purchase Agreement may not be met, and such Closing may not ultimately occur on the terms set forth in the Meridian Purchase Agreement, if at all.

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Upon closing of the transactions, the Meridian Sellers will collectively own approximately 70% of GMGI’s then outstanding shares of common stock, and 67% of GMGI’s then outstanding voting shares.

The Meridian Purchase Agreement requires that GMGI designate shares of Series C Voting Preferred Stock prior to the Closing, and issue 1,000 shares of Series C Voting Preferred Stock to the Meridian Sellers at the Closing, which shares of Series C Voting Preferred Stock will have the right to convert into an aggregate of 1,000 shares of common stock and the right to vote 7,500,000 voting shares (7,500 voting shares per share of Series C Voting Preferred Stock) on all stockholder matters. Additionally, one of the rights of the holders of the Series C Voting Preferred Stock will be the right, for so long as (a) GMGI’s Board of Directors has at least five members; and (b) the Meridian Sellers collectively beneficially own more than 40% of GMGI’s outstanding common stock (without taking into account shares voted by, or convertible into pursuant to, the Series C Preferred Stock) and for so long as the Series C Voting Preferred Stock is outstanding, voting separately, to appoint two members to GMGI’s Board of Directors. If (x) GMGI’s Board of Directors has less than five members, or (y) the Meridian Sellers ever collectively beneficially own 40% or less of GMGI’s outstanding common stock, the holders of the Series C Voting Preferred Stock, voting separately, will have the right to appoint one member to the Board of Directors. The holders of the Series C Voting Preferred Stock will also have the sole right to remove such persons solely appointed by the Series C Voting Preferred Stock and to fill vacancies in such appointees. Each share of Series C Voting Preferred Stock will automatically convert into common stock of GMGI (on a one-for-one basis) on the date that the aggregate beneficial ownership of GMGI’s common stock (calculated pursuant to Rule 13d-3 of the Exchange Act), calculated without regard to any shares of common stock issuable upon conversion of the Series C Preferred Stock, of the Meridian Sellers (collectively), falls below 10% of GMGI’s common stock then outstanding, without taking into account the shares of common stock issuable upon conversion of the Series C Preferred Stock, or the first business day thereafter that GMGI becomes aware of such.

Additionally, a required term and condition of the Closing is that GMGI and each of the Meridian Sellers enter into a Nominating and Voting Agreement, which will provide among other things, that each Meridian Seller will vote their voting shares of GMGI “For” appointment of those director nominees nominated to the Board by the independent Nominating and Corporate Governance Committee, which shall be composed of two members and not vote their shares to remove any directors nominated by the committee, subject to certain exceptions. Another required term and condition of the Closing is that GMGI and Mr. Milošević enter into a Day-to-Day Management Agreement, which will among other things, prohibit GMGI or its executives from materially interfering in the operation of the business of, and day-to-day operations of, the Meridian Companies by its current leadership (i.e., Mr. Milošević, as Chief Executive Officer), while the Voting Agreement is in place.

On, and effective on, January 22, 2024, GMGI and the Meridian Sellers entered into a Second Amendment to Amended and Restated Sale and Purchase Agreement of Share Capital (the “Second Amendment”, and the A&R Purchase Agreement as amended by the First Amendment and Second Amendment, the “Purchase Agreement”) which extended the required closing date of the Purchase from March 31, 2024, to June 30, 2024, or such other later date as may be approved by the mutual consent of the parties (subject to an automatic extension right described in the Purchase Agreement).

NOTE 24 - SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date these financial statements were issued for disclosure purposes. Subsequent to April 09, 2024, there was no subsequent events to be reported.

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